Exhibit 99.1
n e w s     r e l e a s e
QLT ANNOUNCES Q1 RESULTS FOR 2006 AND PROVIDES R&D GUIDANCE

For Immediate Release	April 27, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today reported financial results for the first quarter ended March 31, 2006. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
2006 Q1 Results
Sales
Visudyne® worldwide sales for the first quarter were $106.8 million, a decrease of 13.7% over the first quarter of 2005. Visudyne sales in the U.S. were $30.5 million, down 40.6% over last year. Visudyne sales in the rest of the world were $76.3 million, an increase of 5.3% over last year.
Eligard® worldwide sales for the first quarter were $17.0 million, down 4.5% from the first quarter of 2005. Eligard sales in the U.S. were $4.4 million, down 58.1% over last year. Eligard sales in the rest of the world were $12.6 million, an increase of 73.6% over last year.
“Visudyne sales for this quarter were consistent with our internal expectations,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “We believe that physicians will continue to use combination therapy with Visudyne, anti-VEGF, and steroids as a treatment option for wet age-related macular degeneration (AMD).”
Diluted Earnings Per Share (EPS)
EPS was $0.13 in the first quarter, compared to $0.16 a year ago. The decline was primarily due to the reduction in Visudyne sales and higher legal expenses.
Non-GAAP EPS, which excludes stock option expense, was $0.15 for the first quarter. Exhibit 1 provides the detailed reconciliation between GAAP and non-GAAP EPS.
QLT Revenues
The Company’s revenues reached $50.4 million in the first quarter, down 18.3% from the same period last year.
Revenues from Visudyne were $41.5 million in the quarter, down 16.8% from $50 million in the first quarter last year, primarily due to a decline in Visudyne sales. QLT’s share of profit from Visudyne sales decreased from 33.2% to 31.6% compared to the same period last year.

Research and Development (R&D) Expense
R&D expense in the first quarter was $14.4 million, up $0.4 million from R&D expense in the first quarter last year primarily due to the new standards for accounting for stock option expense.
Selling, General and Administrative (SG&A) Expense
For the first quarter of 2006, SG&A expense was $7.8 million, up $2.5 million from prior year first quarter expense, primarily due to increased legal expenses associated with the ongoing TAP litigation.
Discontinued Operations
During the first quarter of 2006, we recorded a loss from the discontinued operations of $0.5 million. This amount represents the operating results of our non-core assets that we are planning to divest, which are the generic dermatology business and the dental business.
Cash and Short-term Investments
The company’s cash and short-term investments decreased from $466 million to $435 million during the first quarter of 2006. This is primarily due to a previously announced tax installment payment as well as the stock repurchase program implemented in May 2005. In the first quarter, we purchased an additional 1.7 million shares at a total cost of $12.9 million. Cumulative purchases since May 2005 are 4.9 million shares at a total cost of $40.5 million.
R&D Guidance for 2006
The Company expects R&D expenses of approximately $60 million for 2006.
About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended
	March 31,
(In thousands of United States dollars, except per share information)	2006	2005(1)

(Unaudited)
Revenues
Net product revenue	$46,805	$55,906
Net royalties	2,962	3,106
Contract research and development	401	2,558
Licensing and milestones	244	125

	50,412	61,695

Costs and expenses
Cost of sales	10,181	13,530
Research and development	14,373	13,991
Selling, general and administrative	7,818	5,289
Depreciation	1,512	1,415
Amortization of intangibles	—	1,527
Restructuring	52	2,515

	33,936	38,267

Operating income	16,476	23,428

Investment and other income
Net foreign exchange (losses) gains	(1,362)	584
Interest income	4,617	2,549
Interest expense	(1,594)	(1,598)

	1,661	1,535

Income from continuing operations before income taxes	18,137	24,963

Provision for income taxes	(5,483)	(8,067)

Income from continuing operations	12,654	16,896

Loss from discontinued operations, net of income taxes	(521)	(1,640)

Net income	$12,133	$15,256

Basic net income per common share
Continuing operations	$0.14	$0.18
Discontinued operations	(0.01)	(0.02)

Net income	$0.13	$0.16

Diluted net income per common share
Continuing operations	$0.14	$0.18
Discontinued operations	(0.01)	(0.02)

Net income	$0.13	$0.16

Weighted average number of common shares outstanding (in thousands)
Basic	90,620	93,325
Diluted	90,683	94,874

(1)	Restated to conform with discontinued operations reporting.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	March 31,	December 31,
(In thousands of United States dollars)	2006	2005(1)

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$261,249	$345,799
Short-term investment securities	173,796	119,816
Accounts receivable	45,947	43,986
Inventories	42,898	46,239
Current portion of deferred income tax assets	1,558	2,480
Other	19,644	20,728

	545,092	579,048

Property, plant and equipment	55,957	57,042
Assets held for sale	25,319	25,381
Deferred income tax assets	10,053	7,593
Goodwill	103,958	103,958
Other long-term assets	3,794	3,472

	$744,173	$776,494

LIABILITIES
Current liabilities
Accounts payable	$11,399	$14,519
Income taxes payable	2,758	17,253
Accrued restructuring charge	2,970	5,205
Other accrued liabilities	9,188	17,901
Current portion of deferred revenue	7,537	9,457

	33,852	64,335

Deferred income tax liabilities	9,222	9,800
Deferred revenue	3,661	3,748
Long-term debt	172,500	172,500

	219,235	250,383

SHAREHOLDERS’ EQUITY
Common shares	844,081	861,676
Additional paid in capital	61,254	60,396
Accumulated deficit	(478,152)	(495,476)
Accumulated other comprehensive income	97,755	99,515

	524,938	526,111

	$744,173	$776,494

As at March 31, 2006, there were 89,489,040 issued and outstanding common shares and 9,211,076 outstanding stock options.
(1)	Restated to conform with discontinued operations reporting.

Exhibit 1
QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2006 First Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings

	Three months				Three months
	ended March 31,				ended March 31,
	2006				2006 Adjusted
(In millions of United States dollars, except per share data)	GAAP	Adjustments			Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$46.8	$—			$46.8
Net royalties	3.0	—			3.0
Contract research and development	0.4	—			0.4
Licensing and milestones	0.2	—			0.2

	50.4	—			50.4

Cost and expenses
Cost of sales	(10.2)	0.1	(a	)	(10.1)
Research and development	(14.4)	0.7	(a	)	(13.7)
Selling, general and administrative	(7.8)	0.4	(a	)	(7.4)
Depreciation	(1.5)	—			(1.5)
Restructuring charge	(0.1)	—			(0.1)

	(33.9)	1.2			(32.8)

Operating income	16.5	1.2			17.6

Investment and other income
Net foreign exchange losses	(1.4)	—			(1.4)
Interest income	4.6	—			4.6
Interest expense	(1.6)	—			(1.6)

	1.6	—			1.6

Income from continuing operations	18.1	1.2			19.3

Provision for income taxes	(5.5)	—			(5.5)

Income from continuing operations	12.6	1.2			13.8

Loss from discontinued operations, net of income taxes	(0.5)	—			(0.5)

Net income	$12.1	1.2			$13.3

Basic net income per common share:
Continuing operations	$0.14				$0.15
Discontinued operations	(0.01)				(0.01)

Net income	$0.13				$0.15

Diluted net income per common share:
Continuing operations	$0.14				$0.15
Discontinued operations	(0.01)				(0.01)

Net income	$0.13				$0.15

Weighted average number of common shares outstanding (in millions)
Basic	90.6				90.6
Diluted	90.7				90.7
Adjustments:
(a)     Remove stock based compensation.
(1) The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc. will hold an analyst and institutional investor conference call to discuss first quarter results on April 27th at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 1-800-695-2124 (North America) or 402-220-1754 (International), access code 9615303.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how the Company determines and recognizes revenue from Visudyne® and Eligard® sales is contained in the financial statements contained in the Company’s annual and periodic reports. Visudyne sales are product sales by Novartis under its agreement with QLT. Eligard sales are product sales by third parties pursuant to contractual agreements with the Company’s subsidiary, QLT USA, Inc.
The first quarter financial results for QLT in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute “forward-looking statements” and “forward looking information” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, the statements as to the Company’s projections for 2006 research and development expenditures and the Company’s expectations with respect to the future use of Visudyne by physicians. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events or results may differ materially, including but not limited to: the risk that our research and development costs may be greater than currently projected, the risk that future sales of Visudyne may be less than expected due to increased competition or for other reasons, uncertainty of and timing of pricing and reimbursement may limit the future sales of Visudyne, we are dependent on Novartis AG to commercialise Visudyne and other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.